FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-199921-01

----- Original Message -----
From: CS SP SYNDICATE (CREDIT SUISSE SECURI)
At: Mar  6 2015 14:46:30

CSAIL COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2015-C1

LEAD MANAGER AND SOLE BOOKRUNNER	: Credit Suisse
CO-MANAGER	: WFS
RATING AGENCIES	: Moody's/Fitch/Kroll/Morningstar
OFFERING TYPE	: SEC-REGISTERED
ERISA	: Yes

***CERTIFICATES - PUBLIC***

CLS	RATINGS MDY/FTCH/KBRA/MSTR	SIZE ($MM)	WAL (YRS)	CERT P.WIN	BNCH SPR	YLD	CPN	$ PX
A1	Aaa/AAA/AAA/AAA	43.251	2.77	1-55	IntS+40	1.6654	1.6840	100.0000
A2	Aaa/AAA/AAA/AAA	56.329	4.75	55-59	IntS+50	2.2883	2.9699	102.9998
A3	Aaa/AAA/AAA/AAA	270.000	9.51	***Not Offered***
A4	Aaa/AAA/AAA/AAA	405.275	9.68	115-118	IntS+82	3.1497	3.5050	102.9994
ASB	Aaa/AAA/AAA/AAA	74.606	7.22		IntS+75	2.8868	3.3512	102.9996
AS	Aa2/AAA/AAA/AAA	84.946	9.82	118-119	IntS+110	3.4378	3.7910	102.9992
B	NR/AA-/AA-/AA-	66.743	9.85	118-119	IntS+135	3.6893	4.0437	103.0000
C	NR/A-/A-/A-	53.091	9.90	119-119	IntS+190	4.2427	4.4453	100.9574

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE	: $1,213,516,216
NUMBER OF LOANS	: 82
NUMBER OF PROPERTIES	: 114
WA CUT-OFF LTV	: 63.4%
WA MATURITY LTV	: 56.1
WA U/W NCF DSCR	: 1.85x
WA U/W NOI DEBT YIELD	: 10.5%
TOP TEN LOANS	: 47.1%
WA TERM TO MATURITY	: 114 months
WA SEASONING	: 3 months

Sponsors and Loan Sellers
Column Financial, Inc.	: 76.4%
MC-Five Mile Commercial Mortgage Finance LLC : 9.6%
The Bancorp Bank	: 8.3%
BSPCC Lender L.L.C	: 5.6%

TOP 5 PROPERTY TYPES : Retail (25.6%), Hotel (23.9%), Multifamily (23.1%),
Office (12.2%), MH (7.3%)
TOP 5 STATES       : NY (24.4%), CA (15.0%), TX (13.1%), FL (8.0%), NC (6.7%)

Master Servicer      : Keybank National Association
Special Servicer     : C-III Asset Management LLC (“C-III”).

Documents & Timing
Term Sheet, Annex A    : Attached
FWP                    : Attached
Anticipated Pricing    : PRICED
Anticipated Settlement : On Or About March 20, 2015
Recorded Investor Call : www.netroadshow.com   Entry Code : CSAIL2015

THIRD PARTY PASSWORDS
Vendor	Deal	Password
Bloomberg	CSAIL 2015-C1	2015CSAIL1
Intex	CSI15C01	1hlaq5uce5kedvqe
Trepp	CSAIL 2015-C1	2015CSAIL1

CS SYNDICATE
Craig Leonard   212-325-8539
Roger Tedesco   212-325-8539
Kari Zhang      212-325-8539

CS CMBS BANKING
Chuck Lee       212-538-1807
Michael Brunner 212-325-0230

CS CMBS TRADING
Chris Callahan  212-325-4240
Matt Masso      212-325-4240

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Investors are urged to read the final prospectus supplement relating to these securities because it contains important information regarding the offering that is not included herein.  The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus supplement if you request it by calling toll-free 1-800-211-1037.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.  You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued.  Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date.  If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination").  If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class.  To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein.  Credit Suisse Securities (USA) LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes.  The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).  Credit Suisse Securities (USA) LLC and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and subject to change.  Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities.  These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-199921) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-211-1037.  The securities may not be suitable for all investors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.